Exhibit 23.3

Consent of Legal Counsel

The Law Firm of Davis & Associates, acting as special outside legal counsel for KonaRed Corporation,  hereby consents to the reference  to our firm as contained in the Post Effective Amendment to the S-8 Registration Statement filed on or about May 29, 2014,  with the Securities and Exchange Commission.

/s/ Donald G. Davis, Esq.
The Law Firm of Davis & Associates
Los Angeles, California

Date: May 29, 2014